                                                                   EXHIBIT 10.4

                               LOT SALE AGREEMENT
                                 [Lots 6 and 7]

        This Lot Sale Agreement (the "Agreement"), dated as of February 17, 1997 ("Effective Date"), is made between PacTel Systems, a California corporation ("Seller") and Pacific Gulf Properties, Inc., a California corporation ("Buyer").

                                    RECITALS

        Subject to the terms of this Agreement, Seller wishes to sell, and Buyer wishes to purchase, the Property defined in section 1.3.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and conditions herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1.      PURCHASE AND SALE OF PROPERTY

        1.1 Significant Definitions. The terms below are hereby defined as follows:

        "Building Density" for each Lot:  Tract-Lot No.                         Square Footage
                                          -------------                         --------------
                                          14316-1 (Brochure Lot No. 6)          162,043
                                          14316-6 (Brochure Lot No. 7)           57,673
                                                                                -------
                                                                                219,716

        "Closing Date": April 29, 1997, or such other date for the Closing as may be mutually agreed in writing to by the parties.

        "Contingency Date": April 14, 1997.

        "FCPP Credits": Foothill Circulation Phasing Program fee credit: Five Hundred Fifty Four Thousand Eight Hundred Thirty Nine Dollars ($554,839).

        "First Deposit": One Hundred Thousand Dollars ($100,000).

        "Second Deposit": One Hundred Thousand Dollars ($100,000).

        "Lots": Tract 14316 Lot Nos. 1 and 6 in the project commonly known as Pacific Commercentre, in Lake Forest, California. (Pacific Commercentre Brochure Lot Nos. 6 and 7)

        "Purchase Price": Three Million Four Hundred Ninety Eight Thousand Three Hundred Four Dollars ($3,498,304).

        "Buyer's Broker": Voit Commercial Brokerage.

        1.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property (as defined in section 1.3) at Closing (as defined in section 8.2).

        1.3 Description of Property. The "Property" shall consist of the following:

        (a) Land and Improvements. Each Lot specifically described in Exhibit A (the "Land"), and any improvements thereon (the "Improvements").

        (b) Appurtenances. The interest of Seller in all rights, privileges and easements appurtenant to the Land and Improvements, including all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and Improvements and any other easements, rights-of-way or appurtenances used in connection with the beneficial use or enjoyment of the Land and Improvements and, to the extent that they relate to the Land and Improvements, all of Seller's rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way, and water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land (the "Appurtenances"). The Land, Improvements and Appurtenances are collectively referred to as the "Real Property." The Real Property shall be transferred to Buyer at Closing (as defined in section 8.2) pursuant to a grant deed in the form of Exhibit B (the "Grant Deed").

        (c) Credits. The FCPP Credits shall be assigned to Buyer.

        (d) Pacific Commercentre Agreements. The interest of Seller in the various agreements listed in Exhibit C with respect to the Property (the "Property Agreements").

        1.4 Intentionally omitted.

        1.5 Additional Fee Credits. Total Foothill Circulation Phasing Program fees payable in connection with the Property based on the Building Density specified in section 1.1 less the amount of FCPP Credits is the "Excess Fees". Seller owns credits available ("Credits") to pay such Excess Fees. At the Closing, if Buyer and Seller mutually agree, Seller shall sell and assign to Buyer at the Closing such credits in amounts up to the Excess Fees ("Additional Credits") and Buyer shall pay Seller the amount of such Additional Credits assigned. If Buyer and Seller so elect, Buyer and Seller shall give Escrow Holder written notice on or prior to the Closing specifying the Additional Credits to be assigned for Foothill Circulation Phasing Program fees.

2.      PURCHASE PRICE

        2.1 Amount. Buyer shall pay the Purchase Price for the purchase of the Property, Buyer shall deliver the Purchase Price to Seller through "Escrow" (as defined in Section 8.1) in immediately available federal funds at Closing, in accordance with Section 8.4.

        2.2 Deposit. Within two (2) Business Days (as defined in Section 11.2) of the full execution of this Agreement by the parties, Buyer shall deliver the First Deposit in cash to Fidelity Title Insurance Company ("Escrow Holder"). Within one Business Day after the Contingency Date, Buyer shall deliver its Second Deposit in cash to the Escrow Holder. The First Deposit and the Second Deposit, if applicable, is referred to as the "Deposit". After the Contingency Date, the Deposit shall become non-refundable and Escrow Holder is hereby instructed to release the Deposit to Seller immediately and without the necessity of further instructions.

3.      CONDITION OF PROPERTY

        3.1  Buyer's Inspection of Property.

        (a)  Inspection Rights. Subject to the terms and condition of this
Section 3.1, Buyer and Buyer's consultants, agents, engineers, inspectors, contractors and employees directed by Buyer (collectively, "Buyer's Representatives") shall have reasonable access to the Property for the purpose of performing inspections, examinations, tests, analyses, studies, surveys, evaluations or any other investigations of the Property ("Inspections"). Notwithstanding the foregoing, Buyer shall not make excavations or test borings, drill wells, disturb any plants, trees or shrubs, or engage in any other activities in, on or around the Property that damage the Property, absent specific written consent from Seller, which consent shall not be unreasonably withheld or delayed. Buyer's right of entry onto the Property shall be for the limited purpose of performing the Inspections, and Buyer shall have no right to use the Property for any other purpose until after Closing.

        (b) Terms and Conditions. Buyer shall give reasonable advance notice (which may be written or oral) to Seller before any Inspections, and all Inspections shall be performed at Buyer's sole cost and expense and subject to such reasonable conditions as Seller may impose. Buyer shall permit Seller's consultants, agents, engineers, inspectors, contractors or employees ("Seller's Representatives") to accompany Buyer and Buyer's Representatives during all such Inspections. Upon request by Seller and at Seller's cost, Buyer shall divide and share with Seller all environmental testing samples taken from or related to the Property for the purpose of performing separate testing. Seller shall make Seller's Representatives reasonably available to Buyer for such Inspections on a timely basis. Before any entry into the Property, Buyer shall obtain and furnish to Seller a certificate of insurance showing that Buyer has obtained a policy of commercial liability insurance with a combined single limit coverage of not less than $1 million, naming Buyer as an insured and Seller as an additional insured, issued by a responsible insurer approved by Seller and licensed to conduct business in California. Such insurance policy shall expressly provide that such insurance may not be canceled or reduced in scope or coverage without at least thirty (30) days' prior written notice.

        (c) Indemnification. Buyer shall indemnify, defend with counsel of Seller's choice and hold Seller harmless from all claims (including claims of lien for work or labor performed or materials or supplies furnished), demands, liabilities, losses, damages, costs, fees and expenses, including Seller's reasonable attorneys' fees, costs and expenses, arising out of the acts or activities of Buyer, Buyer's Representatives in, on or about the Property or arising in connection with the Inspections performed pursuant to this Section
3.1 or the review of Books and Records (as defined in Section 3.2) pursuant to
Section 3.2, subject, however, to the procedures set forth in Section 9.3. Without limiting the generality of the foregoing, Buyer shall promptly repair, at its sole cost and expense, any damage to the Property or the Books and Records caused by any Inspection, the review of Books and Records or entry in, on or around the Property, provided, however, Seller shall have the right to supervise such repair. Buyer's obligations under this Section 3.1(c) shall survive Closing or the earlier termination of this Agreement.

        3.2 Books and Records. Seller shall make available for inspection, review and copying by Buyer, at Buyer's sole cost and expense, such surveys, documents, plans, records, files and other information respecting the Property that are in Seller's or Seller's current representative's possession (collectively, the "Books and Records"). Seller shall make the Books and Records available to Buyer at the offices of Seller, or at the Pacific Commercentre Marketing Office in Lake Forest, CA, for inspection on reasonable prior notice, which may be written or oral; provided that the Books and Records may include an index of certain other documents not maintained in such location, copies of which will be delivered upon specific, reasonable request therefor. Except as expressly set forth herein, Seller makes no representation or warranty regarding the correctness, accuracy or completeness of the Books and Records. The term "Books and Records" specifically excludes corporate, financial and accounting records and documents regarding the operations of Seller or its predecessor in title or their affiliates or subsidiaries as an entity, as opposed to records concerning only the Property; attorney-client communications and attorney work product and property valuation information; loan documents regarding loans no longer encumbering any of the Property, information regarding potential buyers, marketing records, accounting data regarding properties formerly owned by Seller or its predecessor in title, and agreements and records regarding the partnerships that own or formerly owned any other Property; and Books and Records that have been lost or destroyed or not in the possession of Seller or Seller's current representative.

        3.3 Condition of the Property. Subject to the approval or waiver of the Contingencies and Buyer's Closing Conditions described in Section 4 and Section 5.1, and as a material inducement to Seller's execution and delivery of this Agreement and performance of its duties hereunder, but without limiting the effect of Seller's representations and warranties set forth in Section 7.1, Buyer agrees, and represents and warrants, that it will purchase the Property "as is" and solely in reliance on its own investigation of the Property. Buyer agrees, and represents and warrants, that it has conducted (or will conduct to the extent it deems appropriate) an investigation and determine to its satisfaction each and every matter of concern or relevance relating to the

Property, including without limitation the financial, legal title, physical and environmental condition of the Property, soils, settlement or subsidence conditions, applicable governmental laws and regulations, zoning, building code, access, environmental, Environmental Laws (as defined in Section 11.1(a)) and land use laws and regulations and the extent to which the Property complies therewith, and the fitness of the Property for Buyer's contemplated use, the presence of Hazardous Materials (as defined in Section 11.1(b)) on the Property and, in general, its environmental condition, title matters and contracts to be assumed by Buyer including the Pacific Commercentre Agreements, (collectively, the "Condition of the Property"). Subject to the other provisions of this Agreement, Buyer agrees and represents and warrants, that (i) it will purchase the Property subject to each and every Condition of the Property, including adverse conditions that may not have been revealed by its investigation of the Property, (ii) Seller has no obligation to repair, correct or compensate Buyer for any Condition of the Property, and (iii) by acquiring the Property, Buyer shall be deemed to have waived any and all objections to the Condition of the Property, whether or not any Condition of the Property would have been disclosed by inspection. By acknowledging approval or waiver of the Contingencies and Buyer's Closing Conditions pursuant to Section 4 and Section 5.1 and without limiting Seller's obligations under Section 3.2, Section 8.3 or elsewhere in this Agreement, Buyer shall be deemed to agree that no Condition of the Property, whether or not known or discovered by either Buyer or Seller at a later date, shall affect this transaction and the Purchase Price paid for the Property hereunder, and that Buyer shall be obligated to purchase the Property notwithstanding the Condition of the Property.

        3.4     Buyer's Due Diligence.

        (a) Limited Representations and Warranties. Buyer acknowledges that Seller makes no representations or warranties express or implied with respect to the Property except as made in Section 7.1. In light of Buyer's investigations, the parties have negotiated the representations and warranties by Seller set forth in Section 7.1 hereof. By acknowledging satisfaction of the Conditions and Buyer's Closing Conditions described in Section 4 and Section 5.1 (or waiving one or more thereof), Buyer acknowledges that, except as provided in the representations and warranties in Section 7.1, Buyer is purchasing the Property without any other express or implied warranties of Seller.

        (b) Seller's Disclosures. Buyer acknowledges that any and all Books and Records or other information of any type which Buyer has received or may receive from Seller or Seller's agents is furnished without any warranty whatsoever except as may be specifically set forth in Section 7.1. Buyer agrees that Buyer will not attempt to assert any liability against Seller for furnishing such information. Any disclosure whatsoever to Buyer pursuant to this Agreement shall not enlarge or add to the warranties and representations of Seller beyond those specifically set forth in Section 7.1.

        (c) Buyer's Investigations. Buyer acknowledges that (i) by acknowledging satisfaction of the Contingencies and Buyer's Closing Conditions described in Section 4 and Section 5.1 (or waiving one or more thereof), Buyer will be acknowledging that Seller has provided Buyer with adequate access to the Books and Records and the Property, (ii) provided that Seller fulfills its obligations hereunder, Buyer has had, or will have by the Contingency Date, ample opportunity to review and inspect the Books and Records and the Property and to make such independent factual, physical and legal examinations and inquiries as Buyer deems necessary or desirable with respect to the Condition of the Property and the transaction contemplated hereby, (iii) in undertaking its investigation, Buyer has been and will be advised by its independent architects, attorneys, engineers and other advisors selected by it, and (iv) Buyer is and, upon waiver of all Contingencies, will be fully satisfied that the Purchase Price hereunder is fair and adequate consideration for the Property.

        3.5 Release. Except to the extent provided in Section 9.2, Buyer hereby waives, releases, acquits, and forever discharges Seller, and Seller's agents, directors, officers and employees to the maximum extent permitted by law, of and from any and all claims, actions, causes of action, demands, rights, liabilities, damages, losses, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that it now has or which may arise in the future on account of or in any way growing out of or connected with the Condition of the Property. BUYER EXPRESSLY WAIVES ANY OF ITS RIGHTS GRANTED UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS
FOLLOWS: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        Initials:       Buyer: __________       Seller: ___________

4.      BUYER'S INITIAL CONTINGENCIES

        Buyer's obligation to purchase the Property is expressly conditioned on the fulfillment of each of the initial conditions precedent ("Contingencies") described below. Except with respect to the Contingencies described in Section 4.1, Buyer shall deliver written notice to Seller that it (a) approves or waives each Contingency, or (b) disapproves such contingency by no later than 5:00 p.m. California time on the Contingency Date.

        4.1     Title

        (a) Title Objections. Within 7 Business Days after the opening of escrow, Buyer shall obtain, and deliver a copy to Seller of, a CLTA preliminary report issued by Fidelity Title Insurance Company (the "Title Insurer") and all underlying documents referred to therein (the "Preliminary Report") for the Real Property. It shall be a Buyer's Contingency, that on or before the Contingency Date, Buyer shall review and inform Seller of its approval or disapproval, in its sole discretion, of the Preliminary Report by giving Seller notice ("Buyer's Title Notice") of any objection to the Preliminary Report (the "Title Objections"). If Buyer fails to deliver timely notice by the required date, Buyer shall be deemed to have approved the Preliminary Report. On or before the fifth (5th) day after receipt of Buyer's Title Notice ("Seller's Notice Date"), Seller shall notify Buyer in writing whether Seller will eliminate or cure such Title Objections (the "Seller's Title Notice") provided the method of curing such Title objection shall be subject to Buyer's reasonable approval. If Seller elects to eliminate or cure a Title Objection, the elimination or curing by Seller of the Title Objections shall be completed on or before the Closing (as defined in Section 8.2). If Seller elects to eliminate or cure a Title Objection but fails to do so by the Closing, Buyer may pursue its remedies pursuant to Section 9.2. If Seller (A) does not deliver Seller's Title Notice on or before Seller's Notice Date, or (B) notifies Buyer that Seller is unable or unwilling to cure any Title Objections, Buyer shall elect on or before three (3) days after Seller's Notice Date either to waive such existing Title Objections or deliver to Seller written notice terminating this Agreement pursuant to the
Section 4 subsection entitled "Disapproval of Contingencies". If Buyer fails to give Seller notice of its election within the required period, Buyer shall be deemed to have elected to waive such Title Objections.

(b) Additional Title Objections. If, after delivery of Buyer's Title Notice, Buyer receives notice from the Title Insurer that it intends to revise the Preliminary Report to include one or more additional exceptions to title, Buyer may, within five (5) days of such notice, notify Seller ("Buyer's Amended Title Notice") of the additional title exceptions to which, in its sole discretion, it objects("Additional Title Objections"). If Buyer fails to deliver timely notice within the required period, Buyer shall be deemed to have approved the Additional Title Objections. Seller shall have the shorter of five (5) days after Buyer's Amended Title Notice, or until two (2) Business Days before the Closing Date, within which to deliver to Buyer a notice ("Seller's Amended Title Notice") indicating whether Seller will eliminate or cure such Additional Title Objections by the Closing. If Seller elects to eliminate or cure an Additional Title Objection, the elimination or curing by Seller of the Additional Title Objections shall be completed on or before the Closing. Seller agrees to eliminate or cure Additional Title Objections caused by Seller. If Seller elects to eliminate or cure a Title Objection but fails to do so by the Closing, Buyer may pursue its remedies pursuant to Section 9.2. If Seller (a) does not deliver Seller's Amended Title Notice within the required time, or (b) notifies Buyer that Seller is unable or unwilling to cure such Additional Title Objections, Buyer shall have the lesser of three (3) days or until the Closing to elect to waive such Additional Title Objections or deliver to Seller written notice terminating this Agreement pursuant to the Section 4 subsection entitled "Disapproval of Contingencies". If Buyer fails to give Seller notice of its election within the time set forth in the previous sentence, Buyer shall be deemed to have elected to waive such Additional Title Objections.

     (e) Permitted Exceptions. The term "Permitted Exceptions" shall mean (i) all exceptions to title listed in the Preliminary Report to which Buyer does not object in Buyer's Title Notice; (ii) Title Objections and Additional Title Objections that Buyer waives or is deemed to have waived in accordance with the provisions of this Section 4.1; and (iii) any matter that is approved, caused, permitted or suffered by Buyer, its employees, agents, representatives or affiliates. Notwithstanding the foregoing, Seller shall eliminate any and all title exceptions consisting of mechanics lions, judgment liens, delinquent tax lions and/or loans secured by mortgages, deeds of trust, security agreements or fixture filings other than those approved, caused, permitted or suffered by Buyer, its employees, agents, representatives or affiliates.

     (d) Issuance of Policy, Prior to the Contingency Date: (i) Buyer shall notify Seller and Title Insurer as to any particular extended coverage policy form, extended coverage policy, and any endorsements which Buyer may reasonably desire ("Special Coverage"), and (ii) Buyer shall have obtained verbal assurances, without the obligation to purchase a title commitment, of Title Insurer's willingness to issue to Buyer at the Closing any such Special Coverage in addition to a CLTA standard coverage Owner's Policy ("Title Policy") insuring title to the Real Property in an amount equal to the Purchase Price insuring that fee title to the Real Property is vested in Buyer, subject only to the Permitted Exceptions, As a condition to Closing for Buyer's benefit, Title Insurer shall be irrevocably and unconditionally committed to issue to Buyer the Title Policy plus such Special Coverage, and if for any reason (other than a default by Buyer) Title Insurer is unwilling to do so, then Buyer shall be entitled to deliver to Seller on or before the Closing Date written notice of the failure of such condition and the provisions of Section 4.5 shall apply; provided however, if Buyer timely delivers to Seller written notice, then Seller shall have the right, but not the obligation, to designate Chicago Title Company as the Title Insurer should it be willing to issue the Title Policy and such Special Coverage, and in such case Seller shall have the right to extend the Closing Date as reasonably necessary for up to 30 days.

     4.2 Contingency Review. It shall be a Contingency that, on or before the Contingency Date, Buyer shall investigate and approve, in its sole discretion, the Condition of the Property, Buyer's Reports, Books and Records, and all other aspects of this transaction.

     4.3 REIT Status. Buyer hereby advises Seller that Buyer is qualified as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended, and that, by reason thereof, the maintaining of such status and the avoiding of any activity which might cause a penalty tax to be applied is of material concern to Buyer. Accordingly, it is a Contingency that by the Contingency Date, Buyer shall have determined to its satisfaction that purchase of the Property will not affect its status as a real estate investment trust or result in a penalty tax.

     4.4 Executive Committee Approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer's obligation to purchase the Property is conditioned upon the approval by Buyer's Executive Committee on or prior to the Contingency Date of the transactions contemplated by this Agreement.

     4.5 Disapproval of Contingencies. If Buyer timely disapproves any Contingency in writing, this Agreement shall automatically terminate, and thereafter the parties shall have no further obligation or liability under this Agreement, except as provided in this subsection. Subject to Buyer's obligations and covenants under Section 3.1, the Deposit shall be returned to Buyer. Buyer's failure to provide timely written notice of disapproval of any Contingency shall be deemed a waiver of such Contingency. Any cancellation fee or other costs of the Escrow Holder and Title Insurer shall be borne equally by Seller and Buyer and each party shall pay its own expenses.

     4.6 Adequate Consideration. Notwithstanding anything in this Agreement to the contrary, to induce Buyer to enter into this Agreement and to expend the time and resources necessary to evaluate the Property and possibly forego other opportunities while doing so, Seller hereby grants to Buyer the rights to terminate this Agreement on or before the Contingency Date. Such expenditures of time and resources and possible loss of opportunity by Buyer constitute adequate consideration for Seller's remaining bound by this Agreement notwithstanding such termination rights in Buyer. In the event this Agreement is terminated pursuant to this Section 4, all obligations of Buyer and Seller hereunder (except the provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect.

5.   CONDITIONS TO CLOSING

     5.1 Buyer's Closing Conditions. Buyer's obligation to purchase the Property is expressly conditioned on the fulfillment of each of the conditions precedent at or before Closing described below ("Buyer's Closing Conditions"). Buyer's Closing Conditions are solely for Buyer's benefit and any and all of Buyer's Closing Conditions may be waived in writing by Buyer in whole or in part without prior notice.

     (a) Delivery of Closing Documents. It shall be a Buyer's Closing Condition that Seller shall deliver through escrow the documents specified in Section 8.3.

     (b) Performance of Covenants. It shall be a Buyer's Closing Condition that Seller shall perform the material covenants of Seller under this Agreement to be performed by Seller before Closing.

     5.2 Seller's Closing Conditions. Seller's obligation to sell the Property is expressly conditioned upon the fulfillment of each of the conditions precedent at or before Closing described below ("Seller's Closing Conditions"). Seller's Closing Conditions are solely for Seller's benefit and any or all of Seller's Closing Conditions may be waived in writing by Seller in whole or in part without prior notice.

     (a) Waiver of Contingencies. It shall be a Seller's Closing Condition that Buyer shall have acknowledged its approval or waiver of all the Contingencies by delivering to Seller written notice thereof.

     (b) Purchase Price. It shall be a Seller's Closing Condition that Buyer shall have delivered to Seller through Escrow the Purchase Price, upon satisfaction of Seller's closing obligations.

     (c) Delivery of Closing Documents and Funds. It shall be a Seller's Closing Condition that Buyer deliver through Escrow the documents and funds specified in Section 8.4.

     (d) Performance of Covenants. It shall be a Seller's Closing Condition that Buyer shall have performed the material covenants of Buyer under this Agreement.

     5.3 Termination. If Buyer's Closing Conditions or Seller's Closing Conditions, as the case may be, are not approved or waived (including a deemed waiver) within the time period allowed, this Agreement may be terminated by the party in whose favor the Closing Condition runs by written notice to the other. If this Agreement is so terminated, the parties shall have no further obligation or liability under this Agreement, except as provided in Section 9, and this
Section 5.3. Subject to Buyer's obligations and covenants under Section 3.1, the Deposit shall be returned to Buyer. Any cancellation fee or other costs of the Escrow Holder shall be borne equally by Seller and Buyer and each party shall pay its own expenses.

6.   CC&R

     6.1 Changes. Buyer acknowledges and agrees that, either before or after the close of escrow, Seller shall have the right, but not the obligation to amend the CC&R (defined below) in order to accomplish any or all of the following ("Changes"): (i) add in the restriction described in Section 6.2; and (ii) implement such other changes to the CC&R reasonably approved by Buyer. Buyer agrees to cooperate with all of Seller's efforts to make the Changes, including, if necessary, execution of any amendment or new or additional agreement to the CC&R; provided however, Buyer shall have the right to reasonably disapprove any Change which either (i) pertains to the Land, or (ii) increases Buyer's liabilities or obligations. "CC&R" means the Declaration of Covenants, Conditions and Restrictions for Pacific Commercentre between LADCO and Pacific Commercentre Partners, recorded on January 10, 1991, as Document No. 91-013945 in the Official Records of Orange County, California, as amended from time to time.

     6.2 Self Storage Development Restriction. Seller shall have the right to amend the CC&R to prohibit construction of a "self storage project" on some or all of the lots specified below ("Restricted Lots") and to provide that such provision cannot be modified without the consent of Lot 20 of Tract 13343 ("Benefitted Lot"). Such prohibition shall commence on September 5, 1995 and shall terminate on the later of termination of the CC&R or March 22, 2007. The term "self storage project" means a project having more than 10,000 gross square feet of individual storage rental units, partitioned for the exclusive use of one tenant, with separate secure access. The Restricted Lots are the following:
Tract 13343, Lots 4-5, 12-19; Tract 14316, Lots 1-6, 10; Tract 13344, Lots 3-23,
27-29, 39-44; and Tract 13179, Lots 1-2.

7.   REPRESENTATIONS AND WARRANTIES

     7.1 Seller's Representations and Warranties. Seller hereby warrants and represents as of the date hereof and as of the Closing as set forth below. To the extent any representation or warranty made by Seller is actually known by Buyer or its agents or employees before the Contingency Date to be untrue or inaccurate (and Buyer fails to terminate this Agreement under Section 4), Buyer shall have no right under this Agreement solely by reason of that particular untruth or inaccuracy to terminate this Agreement or to seek relief against Seller on account of such breach of representation.

     (a) Organization; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to enter into and perform under this Agreement. Makena Properties is fully authorized to execute this Agreement on behalf of Seller.

     (b) Litigation. Seller has received no written notice of any pending litigation or arbitration proceeding or threatened litigation or arbitration directly affecting the Property or this transaction to which Seller is a party. Seller shall notify Buyer of any pending or threatened litigation of which Seller receives notice from time to time by Seller until immediately before Closing, and the provisions of Section 7.3 shall apply to such revisions.

     (c) Governmental Action. Seller has received no written notice from any governmental agency concerning any governmental proceeding or investigation of the Property, any violation of any laws with respect to the Property, any pending condemnation proceeding or any formal notice of condemnation involving the Property,

     (d) Foreign Person. Seller is not a foreign person and is a "United States Person" as such term is defined in ss.7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code").

     (e) Hazardous Material. To Seller's knowledge, except as disclosed in the Books and Records: (i) there is no Hazardous Material on the Real Property that is in violation of any applicable law or requires investigation or remedial action under applicable law; and (ii) no underground storage tanks (whether existing or abandoned) exist or have existed on or under the Property or on or under any property now or previously owned by Seller adjacent to the Property.

     (f) To Seller's knowledge, water, gas, sewer, electric, and telephone utilities are available to the Property.

     (g) The Books and Records delivered by Seller to Buyer, or made available to Buyer for review, are true and complete copies of all Books and Records in Seller's or Seller's current representative's possession or control.

     (h) Except for the Permitted Exceptions, there are no outstanding written or oral contracts which run with the Property or which will be binding upon Buyer upon the Closing for: (i) any improvements to the Property, or (ii) offsite improvements related to the Property which have not been fully completed and paid for. Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing other than by Buyer.

     (i) The Books and Records include the Property Agreements and, to Seller's knowledge, all amendments thereto.

     7.2 Seller's Knowledge. As used in this Agreement, the phrase "Seller's knowledge" shall be limited to the actual knowledge of William M. Miller and Norman N. Nowell, without having made any independent analysis, investigation or inquiry with respect to the matter so qualified. Norman N. Nowell has been the manager of the Property since approximately July 1995.

     7.3 Subsequent Disclosures. If, after the date hereof and before Closing, Seller or Buyer discovers facts, or facts arise, that make one or more of the representations and warranties made by Seller in Section 7.1 materially incorrect, Seller or Buyer (as the case may be) shall immediately notify the other in writing of such facts. Thereafter, Seller may elect to correct the representation and warranty and to cure the matter referred to so that its representations and warranties are no longer incorrect, or may decline to do so. If Seller declines so to cure such matter or if such cure is not completed by Closing, Buyer may, at its option, (i) proceed to buy the Property pursuant to this Agreement, in which case Buyer's objection to the incorrectness of Seller's representations and warranties shall be deemed waived by Buyer, or (ii) terminate this Agreement, implementing the termination provisions in the
Section 4 subsection entitled "Disapproval of Contingencies", except in the event of Seller's actual fraud or intentional misrepresentation, in which case the provisions of Section 9.2 shall control.

     7.4 Buyer's Representations and Warranties. In addition to its representations and warranties made elsewhere in this Agreement, Buyer hereby warrants and represents as of the date hereof and as of the Closing Date that
Buyer: is the entity as described in the preamble, duly organized, validly existing and in good standing under the laws of the State of California; possesses full power and authority to enter into and perform this Agreement; and has sufficient financial resources to fund payment of the Purchase Price at Closing and to perform all of Buyer's assumed obligations.

     7.5 Survival. All representations and warranties contained in this
Section 7 shall survive Closing for one (1) year and then shall automatically terminate; provided however if Seller receives written notice from Buyer within one year after the Closing Date, which notice sets forth a specific, alleged breach of a representation and warranty ("Claim"), such Claim shall survive for an additional six (6) month period, and thereafter as provided by applicable law provided that an action has been filed and served on Seller within such six (6) month period. Except to the extent permitted by Section 9.2, Buyer shall not be entitled to bring any claim against Seller for misrepresentation or breach of warranty if and to the extent Buyer had the right to terminate this Agreement prior to the Closing Date without forfeiture of the Deposit by reason thereof.

8.   CLOSING

     8.1 Escrow. An escrow ("Escrow") shall be opened with the Escrow Holder at its office in Irvine, California, within two (2) Business Days after the full execution of this Agreement. Buyer and Seller shall promptly upon request therefor execute such additional escrow instructions as are reasonably required to consummate the transaction contemplated by this Agreement and are not inconsistent herewith.

     8.2 Closing. The "Closing" means the exchange of money and documents as described herein, and will be deemed to have occurred when Seller's Grant Deed to Buyer has been recorded, the Escrow Holder holds and can record and deliver the remaining documents described in this Section 8 and is irrevocably and unconditionally committed to issue the Title Policy and Buyer has delivered the Purchase Price in immediately available funds to the Escrow Holder. Seller and Buyer agree that the Closing shall occur on the Closing Date. The Closing will be at the offices of the Escrow Holder or such other place as the parties may agree.

     8.3 Seller's Closing Obligations Not later than one (1) Business Day before the Closing Date, Seller shall deliver to the Escrow Holder for delivery to Buyer (or the party noted below) through Escrow the following:

     (a) The Grant Deed, duly executed and acknowledged by the Seller and in recordable form;

     (b) The Assignment and Assumption Agreement in the form of Exhibit C hereto, duly executed by Seller in counterpart;

     (c) Certificates required by Section 1445 of the Internal Revenue Code of 1986, as amended, and California Revenue and Taxation Code Section 18815 executed by Seller and in a form satisfactory to Buyer, to relieve Buyer of any potential transferee withholding liability under such Section;

     (d) Such proof of Seller's authority and authorization to enter into this Agreement and perform hereunder, and such proof of power and authority of the individuals executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may reasonably be required by the Escrow Holder;

     (e) The Supplement to Exhibit C-1 of Declaration of Covenants, Conditions and Restrictions, duly executed and acknowledged by Seller and in recordable form in the form of Exhibit F to reflect the Building Density for each Lot ("CC&R Amendment").

     (f) Other documents reasonably required to properly consummate this transaction.

     8.4 Buyer's Closing Obligations. Not later than one (1) Business Day before the Closing Date (except for the funds described in Section 8.4(a) which shall be wire transferred to Escrow Holder the morning of the Closing), Buyer will deliver to the Escrow Holder for delivery to Seller (or the party noted below) through Escrow the following:

     (a) Immediately available federal funds as are required to be paid by Buyer under this Agreement in an amount equal to the Purchase Price, minus the amount of the Deposit paid by Buyer and adjusted for estimated prorations and closing costs. plus, if applicable, the additional monies described in Section 1.5;

     (b) The Assignment and Assumption Agreement, duly executed by Buyer in counterpart;

     (c) A Special Tax Disclosure Agreement Re Community Facilities District No. 87-7 of the County of Orange (Los Alisos) (the "Special Tax Disclosure Agreement"), in form attached as Exhibit D, for delivery to the County of Orange;

     (d) Such proof of Buyer's authority and authorization to enter into this Agreement and perform hereunder, and such proof of power and authority of the individuals executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may reasonably be required by the Escrow Holder; and

     (e) Other documents reasonably required to properly consummate this transaction.

     8.5 Close of Escrow, If on the Closing Date, (i) the Escrow Holder holds and can deliver the documents described in Section 8.3 and Section 8.4. (ii) the Escrow Holder is irrevocably and unconditionally committed to issue the Title Policy with respect to the Property, (iii) the Buyer has delivered the funds required under Section 8.4(a), and (iv) the Escrow Holder can record the Grant Deed for the Property, then the Escrow Holder shall:

     (a) Record the CC&R Amendment and Grant Deed in that order;

     (b) Deliver the Purchase Price (less Seller's share of any net prorations and closing costs) as directed by Seller;

     (c) Deliver the remaining documents to the parties specified in Section 8.3 and Section 8.4;

     (d) Deliver the remaining funds to Seller or Buyer, as the case may be, after taking into account all items chargeable to the account of Seller and Buyer pursuant to Section 8.8 and Section 8.9; and

     (e) Deliver the Special Tax Disclosure Agreement to the County of Orange.

     8.6 Termination of Escrow. If Closing does not take place as set forth in
Section 8.2, then the Escrow shall terminate, all documents deposited into Escrow shall be returned to the respective parties, and, subject to Section 9, the Deposit shall be returned to Buyer.

     8.7 Possession. Seller shall retain possession of the Property until Closing and shall deliver possession to Buyer upon Closing.

     8.8 Prorations.

     (a) Prorations Paid Through Escrow. Real property taxes and current installments of assessments applicable to the Property and other expenses applicable to the Property shall be prorated as of the Closing Date, with expenses allocable to the period on and after Closing Date to be for Buyer's account, and expenses allocable to the period before the Closing Date to be for Seller's account. Any property taxes assessed against the Property after the Closing Date, with respect to any period of time before the Closing Date, shall be paid by Seller on demand. All prorations shall be made as of 12:01 a.m. on the Closing Date and Buyer shall bear the burden of the expenses for such day.

     (b) Adjustment After Closing. Any expense which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties' reasonable estimates of such amounts and shall be the subject of a final proration as soon thereafter as the precise amounts can be ascertained but in no event later than one hundred twenty (120) days after the Closing. A statement setting forth such agreed proration for purposes of Closing shall be delivered by Buyer and Seller to the Escrow Holder, provided Escrow Holder shall not be required to calculate any prorations. Seller and Buyer shall each cooperate with the other diligently and promptly to correct any errors in computations or estimates under this Section 8.8 and shall promptly pay to the party entitled thereto any refund, credit or other payment necessary to comply with this
Section 8.8. This Section 8.8 shall survive the Closing. Either party owing the other party a sum of money based on adjustments made to prorations after the Closing shall promptly pay that sum to the other party, together with interest thereon at the rate of Ten Percent (10%) per annum from the date of demand of payment to the date of payment if payment is not made within ten (10) days after demand therefor.

     8.9 Closing Costs. Seller shall pay the real property transfer taxes on this transaction and the premium for a standard form (CLTA) owner's policy of title insurance in the amount of the Purchase Price and any endorsement Seller agrees to obtain to resolve any title objection. Buyer shall pay any additional premiums or charges with respect to the Title Policy, including any extended coverage and endorsements other than those specified in the prior sentence. Seller and Buyer shall each pay one-half of the escrow fees. Seller shall pay the costs of recording any necessary releases or reconveyances, and Buyer shall pay the costs of recording the Grant Deed and any other documents. All other closing costs shall be divided as is customary in Orange County. This Section
8.9 shall survive the Closing,

     8.10 Commissions. Provided the transaction described in this Agreement closes, Seller shall pay through Escrow at Closing real estate broker's commissions to Cushman & Wakefield of California, Inc. ("Seller's Broker") pursuant to a separate agreement ("C&W Agreement"). Buyer represents and warrants to Seller that it has engaged Buyer's Broker to represent Buyer in connection with this Agreement. Other than the payment under the C&W Agreement, Buyer represents and warrants to Seller that no fee or commission shall be payable by reason of this transaction either to Buyer, Buyer's Broker or to any broker or finder representing Buyer. Seller agrees to defend, indemnify and hold harmless Buyer from and against any and all liabilities, claims, demands, damages, or costs of any kind (including attorneys' fees, costs and expenses) arising from or connected with any broker's or finder's fee or commission or charge

("Broker Claims") claimed to be due by Seller's Broker or any person other than Buyer's Broker (other than payment under the C&W Agreement) arising from or by reason Of Seller's conduct with respect to this transaction. Buyer agrees to defend, indemnify and hold harmless Seller from and against any and all Broker Claims claimed to be due by Buyer's Broker or any person other than Seller's Broker arising from or by reason of Buyer's conduct with respect to this transaction. The provisions of this Section 8.10 shall survive Closing hereunder.

     8.11 Parties to Bear Own Expense. Each of the parties hereto shall pay all the costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement and in carrying out the transaction contemplated hereby.

     8.12 General Escrow Instructions. The general escrow instructions in Exhibit E are hereby incorporated herein by this reference. Any conflict between this Agreement and Exhibit E shall be construed in favor of this Agreement.

     8.13 Reporting Requirements. The Escrow Holder shall comply with all applicable federal, state and local reporting requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction with the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). For purposes hereof, Seller's tax identification number is 33-0231278. Escrow Holder shall hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorney's fees and other litigation expenses, arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.

9.   DEFAULT

     9.1 Buyer's Default.

     (a) Default. Buyer shall be deemed to be in default hereunder if Buyer fails, for any reason other than Seller's default hereunder or the failure of a condition precedent to Buyer's obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or there shall have occurred a material breach of any representation or warranty made by Buyer; provided, however, no such default shall be deemed to have occurred unless and until Seller has given Buyer written notice thereof, describing the nature of the default, and Buyer has failed to cure such default within five (5) days of the receipt of such notice (but in any event before the Closing Date, unless such default occurs after Closing).

     (b) Liquidated Damages. IF THE CLOSING FAILS TO OCCUR BY REASON OF DEFAULT OF BUYER UNDER THE TERMS OF THIS AGREEMENT, BUYER SHALL

BE RESPONSIBLE FOR ALL CANCELLATION CHARGES REQUIRED TO BE PAID TO ESCROW HOLDER AND ANY ESCROW CHARGES. IN ADDITION, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL TERMINATE AND THE DEPOSIT SHALL BE IMMEDIATELY DELIVERED BY ESCROW HOLDER TO SELLER ON SELLER'S REQUEST. THE DEPOSIT SHALL BE DEEMED LIQUIDATED DAMAGES FOR BUYER'S FAILURE TO ACQUIRE THE PROPERTY AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER (INCLUDING, WITHOUT LIMITATION, SELLER'S RIGHTS TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND TO RECEIVE DAMAGES FOR FAILURE TO ACQUIRE THE PROPERTY) WHICH SUM SHALL BE PRESUMED TO BE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER BY REASON OF BUYER'S BREACH OF ITS OBLIGATION TO ACQUIRE THE PROPERTY. FROM THE NATURE OF THIS TRANSACTION, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER WOULD SUSTAIN, SHOULD BUYER BREACH ANY OF ITS OBLIGATIONS. THE IMPRACTICABILITY AND DIFFICULTY OF FIXING ACTUAL DAMAGES IS CAUSED BY, WITHOUT LIMITATION, THE FACT THAT THE PROPERTY IS UNIQUE. GIVEN THE FOREGOING, AMONG OTHERS, BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE PARTICULARLY APPROPRIATE FOR THIS TRANSACTION AND AGREE THAT SAID LIQUIDATED DAMAGES SHALL BE PAID IN THE EVENT OF BREACH BY BUYER, NOTWITHSTANDING ANY WORDS OR CHARACTERIZATIONS PREVIOUSLY USED OR HEREIN CONTAINED IMPLYING ANY CONTRARY INTENT, THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTHING HEREIN SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER'S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF ANY OTHER OBLIGATION OF BUYER HEREUNDER (OTHER THAN ITS OBLIGATION TO ACQUIRE THE PROPERTY), INCLUDING INDEMNITY OBLIGATIONS OF BUYER, OR FOR ATTORNEYS' FEES AND COSTS AS PROVIDED IN SECTION 1.14.

     Buyer's Initials  /s/          Seller's Initials  /s/
                     -------                         -------
9.2  Seller's Default.

     (a) Default. Seller shall be deemed to be in default hereunder if Seller fails, for any reason other than Buyer's default hereunder or the failure of a condition precedent to Seller's obligation to perform hereunder, to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or there shall have occurred a material breach of any representation or warranty (made by Seller); provided, however, no such default shall be deemed to have occurred unless and until Buyer has given Seller written notice thereof, describing the nature of the default, and

Seller has failed to cure such default within five (5) days of receipt of such notice (but in any event before the Closing Date, unless such default occurs after Closing).

     (b) Remedies. If Seller shall be deemed to be in default under Section 9.2(a) at or before Closing, and Buyer does not waive such default, Buyer may pursue one of the following remedies, each of which shall be Buyer's sole and exclusive remedy:

     (i) Enforce specific performance of this Agreement against Seller, in which case Buyer shall have no claim for damages or any other remedy against Seller; or

     (ii) Terminate this Agreement by written notice delivered to Seller on or before the Closing Date, provided that:

          (A) Buyer may seek damages in an amount equal to its actual out-of-pocket expenses in conducting due diligence with respect to this transaction, in an amount not to exceed the Deposit; and

          (B) If Buyer establishes actual fraud or intentional misrepresentation by Seller, Buyer may also seek from Seller other actual and/or "out of pocket" damages by reason thereof and the difference between the price agreed to be paid and the value of the Property at the time of the breach, but no other consequential or other damages or exemplary damages, and in any event such damages shall not exceed in total the amount of the Deposit.

     (c)  Remedies After Closing.

     (i) If the Closing has occurred, Buyer shall not be entitled to recovery from Seller for breach of contract, for tort, or for any other reason unless Buyer establishes, through actual fraud or intentional misrepresentation by Seller, that Seller shall have breached a representation or warranty contained in Section 7.1 that has not terminated or Seller has not performed a covenant to eliminate or cure Title Objections or Additional Title Objections pursuant to Section 4.1, in which case Buyer may seek actual and/or "out of pocket" damages by reason thereof, but shall not be entitled to consequential or other damages or exemplary damages or any other damages or remedy, and in any event the amount of such damages shall be equal to the lesser of (A) the cost to cure or remove such default or (B) the amount of Deposit.

     (ii) Buyer shall not be entitled to bring any claim against Seller for misrepresentation or breach of warranty if and to the extent Buyer or Buyer's agents or employees had actual knowledge before Closing of the existence of any condition, fact or circumstance giving rise to such claim, or with respect to any information described in or disclosed by any report delivered to Buyer and despite such knowledge, still acquired the Property affected by the misrepresentation or breach of warranty.

     (d) Termination Procedure. Upon termination of this Agreement in accordance with ss.9.2, the Deposit shall be promptly returned to Buyer by the Escrow Holder upon receipt of written notice from Seller and Buyer that Seller has defaulted under this Agreement. Seller shall be responsible for all cancellation charges and escrow charges required to be paid to the Escrow Holder. Buyer shall deliver copies of the Buyer's Reports to Seller pursuant to ss.3.1(d).

10. RISK OF LOSS. If before Closing either (i) any action or proceeding is commenced for the condemnation or exercise of the rights of eminent domain of the Property or any portion thereof, or if Seller is notified of a planned condemnation by the duly authorized officer of a duly empowered condemning authority, or (ii) there occurs any material and adverse physical change to the Land, then at Buyer's option either (i) if applicable, at Closing Seller shall assign and turn over, and Buyer shall be entitled to keep, all awards for the taking by eminent domain which accrue to Seller and the parties shall proceed with the Closing, without modifying the terms of this Agreement and without reducing the Purchase Price; or (ii) Buyer may terminate this Agreement in which case the Deposit shall be returned to Buyer. Seller shall not negotiate, resist or stipulate to the condemning action without Buyer's written consent. In any event, the Closing shall not be affected, delayed or prevented as a result of such condemning action unless Buyer elects to terminate pursuant to subsection
(ii).

11.  MISCELLANEOUS

     11.1 Definition of Hazardous Material.

     (a) Environmental Laws. "Environmental Laws" shall mean any and all present and future federal, state and local law (whether under common law, statute, rule, ordinance, agreement, regulation or otherwise), requirement under any permit issued with respect thereto, and other requirements of agencies having jurisdiction thereunder relating to the protection of human health or the environment, including (without limitation) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss.136, et seq.; the Toxic Substances Control Act, 15. U.S.C. ss.ss.2601, et seq.; Federal Asbestos Hazard Emergency Response Act, 15 U.S.C. ss.ss.2641 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C, ss.ss.9601, et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq. ("RCRA"); the Federal Water Pollution Prevention and Control Act, 33 U.S.C. ss.ss. 1251 et seq. (the "Clean Water Act"); the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss.1801, et seq.; the Solid Waste Disposal Act, 42 U.S.C. ss.ss.6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.ss.1321; 42 U.S.C. ss.ss.7401 et seq. (the "Clean Air Act"); the California Hazardous Waste Control Act, Cal. Health & Safety Code ("H.&S.C.") ss.ss.25100 et seq.; the California Hazardous Substance Account Act, H.& S.C. ss.ss.25300 et seq.; the California Safe Drinking Water and Toxic Enforcement Act, H.& S.C., ss.ss.25249.5, et seq. ("Proposition 65"); the California Hazardous Waste Management Act, H.&S.C. ss.ss.25170.1 et seq.; H.&S.C. ss.ss.25501 et seq. (Hazardous Materials Response Plans and Inventory); the Porter-Cologne Water Control Act, Cal. Water Code ss.ss.13000 et seq.; H.&S.C. ss.ss.25280, et seq. (Underground Storage of Hazardous Substances); H.&S.C. ss.25915 et seq. (the

"Connelly Act"); H.&S.C. ss.25359,7; H.&S.C. ss.ss.2595 et seq.; Cal. Labor Code ss.ss.6501.5 et seq.; and Title 22 of the California Code of Regulations; all as amended to the date hereof,

     (b) Hazardous Material. "Hazardous Material" shall include any chemical. compound, material, mixture or substance which is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Law as a "hazardous substance," "hazardous material," "reproductive toxicant," "hazardous waste," "extremely hazardous waste," "infectious waste," "biohazardous waste," "medical waste," "toxic substance," "toxic pollutant," "pollutant," "contaminant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties to human health, safety or the environment, such as ignitability, corrosivity, reactivity, carcinogenicity, radioactivity or toxicity, including all petroleum hydrocarbon, petroleum-derived material, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), asbestos and those substances listed in the United States Department of Transportation Table (49 CFR 172.101, as amended).

     11.2 Definition of Business Day. For purposes of this Agreement, "Business Day" means any day other than Saturday, Sunday or a holiday observed by national or federally chartered banks. Any event specified to occur on a non-Business Day shall be extended automatically to the end of the first Business Day thereafter.

     11.3 Binding Effect. Subject to the restrictions on assignment contained in ss.11.4, this Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective legal representatives, successors and assigns.

     11.4 Assignment. This Agreement may not be assigned by Buyer without Seller's prior written consent which may be withheld in Seller's sole discretion; provided that Buyer may assign this Agreement without Seller's consent to an assignee provided that the assignee executes an assumption agreement in form and substance reasonably acceptable to Seller. Seller shall have the right to assign this Agreement at any time.

     11.5 Severability. If any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement, but, to the extent permitted by law, the Agreement shall be construed to give effect to the intent manifested by the portion held inoperative or invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

     11.6 Entire Understanding. This Agreement represents the entire understanding of Buyer and Seller and supersedes all prior and concurrent written or oral agreements or representations, if any, relative to the subject matter involved.

     11.7 Amendments. This Agreement may not be modified, changed or supplemented except by written instrument signed by both parties.

     11.8 California Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of California applied to agreements to be performed entirely within the State of California by residents of the State of California.

     11.9 Waiver. Other than deemed waivers provided for herein, all waivers by either party shall be in writing. The waiver by either party of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition of this Agreement,

     11.10 Notices. Any and all notices or other communication required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be in writing and given personally (including overnight courier), by facsimile transmission or by registered or certified mail (postage fully prepaid) addressed as follows:


To Buyer:      Pacific Gulf Properties, Inc.
               363 San Miguel Drive, Suite 100
               Newport Beach CA 92660
               Attn: Lonnie Nadal
               Phone: (714) 721-2700
               Facsimile No.: (714) 719-1955

Copy to:       Cox, Castle & Nicholson
               2049 Century Park East, 28th Floor
               Los Angeles, CA 90067
               Attn: John H. Kuhl
               Phone: (310) 284-2267
               Facsimile No.: (310) 277-7889

To Seller:     PacTel Systems
               c/o Makena Properties
               23792 Rockfield, Suite 101
               Lake Forest CA 92630
               Attn: Norman Nowell
               Phone: (714) 461-7161
               Facsimile No.: (714) 461-7162

               Copy to: Coontz & Matthews LLP
               30448 Rancho Viejo Road, Suite 120
               San Juan Capistrano, CA 92675
               Attn:    Milburn A. Matthews, Esq.
               Phone: (714) 240-3040
               Facsimile No.: (714) 240-7540

To Escrow Holder:       Fidelity National Title Insurance Company
                        17911 Von Karman, Suite 540
                        Irvine CA 92614
                        Attn:    Joe St. John
                        Phone: 714 852 9770
                        Facsimile No.: 714 622 4167

Either party may change such address by written notice to the Other. Any notice delivered as described above shall be deemed received on the date of delivery.

     11.11 Captions. The captions inserted herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any of the provisions hereof.

     11.12 Exhibits. All exhibits and schedules referred to herein are incorporated by reference as though fully set forth herein.

     11.13 Time of the Essence. Time is of the essence in this Agreement and failure to comply with this provision shall be a material breach of this Agreement.

     11.14 Attorneys' Fees. Should any party institute any action, proceeding, suit, arbitration, appeal or other similar proceeding or other non-judicial dispute resolution mechanism ("Action") to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in such Action shall be entitled to receive from the other party(s) all reasonable attorneys' fees, accountants' fees, expert witness fees, and any and all other similar fees, costs and expenses incurred by the prevailing party in connection with the Action and preparations therefor ("Fees"). If any party files for protection under, or voluntarily or involuntarily becomes subject to, any chapter of the United States Bankruptcy Code or similar state insolvency laws, any other party shall be entitled to any and all Fees incurred to protect such party's interest and other rights under this Agreement, whether or not such action results in a discharge.

     11.15 Additional Cooperation. Seller and Buyer agree to execute such additional documents or take such additional action, without cost or expense, as may be reasonably necessary or desirable to carry out the provisions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Buyer. This provision survives the Closing.

     11.16 Confidentiality. Seller and Buyer agree that neither Seller nor Buyer shall disclose to any third party (except as required to obtain consents necessary to consummate the sale and to obtain governmental approvals) the Purchase Price or the terms and conditions of this Agreement. This provision shall not limit disclosure to the Escrow Holder, to Buyer's prospective partners or lenders, or to the agents, consultants and attorneys retained by Seller and Buyer in connection with this transaction or disclosure required by applicable laws. Notwithstanding anything to the contrary in this Agreement, this ss.11.16 shall survive Closing or the earlier termination of this Agreement.

     11.17 Memorandum. Seller and Buyer agree that neither party shall record a memorandum of this Agreement.

     11.18 Consent to Jurisdiction. Seller and Buyer consent to suit with respect to this Agreement and the transaction contemplated hereby, and accept the jurisdiction of the Superior Court for the County of Orange, California, and the U.S. District Court for the Central District of California, and the courts to which appeals would be taken from each of the foregoing.

     11.19 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to form one document.

     11.20 Notice of Special Tax. Contemporaneously with the execution of this Agreement, Buyer shall execute the Notice of Special Tax for Community Facilities District No. 87-7, County of Orange, California, attached hereto after the signature page.

     11.21 Aircraft Environmental Impact Declaration. Pursuant to the Conditions of Approval imposed by the County of Orange in connection with the Pacific Commercentre, Seller makes the following Declaration:

We make this Declaration concerning aircraft environmental impact for the purpose and subject to the same conditions and limitations as shown in that certain notice concerning aircraft environmental impacts recorded December 1, 1983, as Instrument No. 83-549335 in the Official Records of Orange County, California. The Pacific Commercentre property is subject to overflight, sight and sound of aircraft operating from El Toro Marine Corps Air Station.

     11.22 Tax Deferred Exchange. Buyer agrees to reasonably cooperate with the acquisition of other property by Seller in exchange for the sale of the Property to Buyer in a tax deferred exchange provided that (i) the Closing is not delayed, (ii) Buyer shall not be required to hold legal or equitable title to any real property other than the Property, (iii) Buyer shall not be required to assume any liability whatsoever, whether liquidated or contingent, and (iv) Buyer will not incur any additional out-of-pocket costs in complying with this provision.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

          "Buyer" Pacific Gulf Properties, Inc., a California corporation

                                By: /s/ LONNIE NADAL
                                   ------------------------------------------
                                   Lonnie Nadal, Senior Vice President


                                By: /s/ DONALD G. HERRMAN
                                   ------------------------------------------
                                   Donald G. Herrman, Executive Vice President


          "Seller"              PacTel Systems, a California corporation

                                By: /s/ WILLIAM M. MILLER
                                   ------------------------------------------
                                   William M. Miller,  Vice President


          [Parties must initial ss.3.5 and ss.9.1(b) and Buyer execute the Notice of Special Tax following this page]

Acceptance:
Fidelity Title Insurance Company

By: /s/ DENNIS CHAPLIN
   -----------------------------------
   Dennis Chaplin, Escrow Officer

                              NOTICE OF SPECIAL TAX

                     COMMUNITY FACILITIES DISTRICT NO. 87-7
                          COUNTY OF ORANGE, CALIFORNIA

TO: THE PROSPECTIVE PURCHASER OF THE REAL PROPERTY KNOWN AS:

Lots I and 6 of Tract Map No. 14316

     THIS IS A NOTIFICATION TO YOU PRIOR TO YOUR ENTERING INTO A CONTRACT TO PURCHASE THIS PROPERTY. THE SELLER IS REQUIRED TO GIVE YOU THIS NOTICE AND TO OBTAIN A COPY SIGNED BY YOU TO INDICATE THAT YOU HAVE RECEIVED AND READ A COPY OF THIS NOTICE.

     (1) This property is subject to a special tax, which is in addition to the regular property taxes and any other charges, fees, special taxes and benefit assessments on the parcel. It is imposed on this property because it is a new development, and may not be imposed generally upon property outside of this new development. If you fail to pay this tax when due each year, the property may be foreclosed upon and sold. The tax is used to provide public facilities or services that are likely to particularly benefit the property. YOU SHOULD TAKE THIS TAX AND THE BENEFITS FROM THE FACILITIES AND SERVICES FOR WHICH IT PAYS INTO ACCOUNT IN DECIDING WHETHER TO BUY THIS PROPERTY.

     (2) Since this parcel is currently Undeveloped Property, the maximum special tax which may be levied against this parcel to pay for public facilities and services is $10,432.69 per acre during the 1994-1995 tax year. If this parcel was Developed Property (i.e., if a building permit had been issued by March 1, 1994), then the maximum special tax which could have been levied against this parcel to pay for public facilities and services during the 1994-1995 tax year would have been the greater of (a) $0.27 per square foot of land or (b) $0.70 per square foot of improvements. This amount will be increased by 3.5 percent per year after that. The special tax will be levied each year until all of the authorized facilities are built and all special tax bonds are repaid and may be levied forever thereafter to pay for ongoing service costs.

     (3) The authorized facilities and fees which are being paid for by the special taxes, and by the money received from the sale of bonds which are being repaid by the special taxes, are:

     Water and sewer acreage fees and the construction, purchase, modification, expansion, improvement or rehabilitation of a local and regional park, fire stations, sheriff substation, library, storm drains and the roadway improvements to be constructed as part of the Foothill Circulation Phasing Program, which roadway improvements include all related work for grading, paving, drainage, sewer and water facilities and utilities together with improvements to intersections and other appurtenant work.

     The facilities may not yet have all been constructed or acquired and it is possible that some may never be constructed or acquired.

     In addition, the special taxes may be used to pay for costs of the following services:

     Police protection, fire protection, ambulance, paramedic, flood and storm protection, recreation program, library, park and open space services, including, but not limited to, the operation and maintenance of storm drains, parks and parkways.

     YOU MAY OBTAIN A COPY OF THE RESOLUTION OF FORMATION WHICH AUTHORIZED CREATION OF THE COMMUNITY FACILITIES DISTRICT AND WHICH SPECIFIES MORE PRECISELY HOW THE SPECIAL TAX IS APPORTIONED AND HOW THE PROCEEDS OF THE TAX WILL BE USED, FROM THE COUNTY OF ORANGE - COUNTY ADMINISTRATIVE OFFICE BY CALLING (714) 834-3055. THERE MAY BE A CHARGE FOR THIS DOCUMENT NOT TO EXCEED THE REASONABLE COST OF PROVIDING THE DOCUMENT.

     I (WE) ACKNOWLEDGE THAT I (WE) HAVE READ THIS NOTICE AND RECEIVED A COPY OF THIS NOTICE PRIOR TO ENTERING INTO A CONTRACT TO PURCHASE OR DEPOSIT RECEIPT WITH RESPECT TO THE ABOVE-REFERENCED PROPERTY. I (WE) UNDERSTAND THAT I (WE) MAY TERMINATE THE CONTRACT TO PURCHASE OR DEPOSIT RECEIPT WITHIN THREE DAYS AFTER RECEIVING THIS NOTICE IN PERSON OR WITHIN FIVE DAYS AFTER IT WAS DEPOSITED IN THE MAIL BY GIVING WRITTEN NOTICE OF THAT TERMINATION TO THE OWNER, SUBDIVIDER OR AGENT SELLING THE PROPERTY,

DATE: February 17, 1997         Pacific Gulf Properties, Inc., a California
                                corporation

                                By: /s/ LONNIE NADAL
                                   ------------------------------------------
                                   Lonnie Nadal, Senior Vice President


                                By: /s/ DONALD G. HERRMAN
                                   ------------------------------------------
                                   Donald G. Herrman, Executive Vice President

                                    EXHIBIT A

                      (Legal Description of Real Property)

LOTS I AND 6 OF TRACT NO. 14316, IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 679, PAGES 15 THROUGH 23 INCLUSIVE OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY,

EXCEPT AN UNDIVIDED HALF INTEREST IN AND TO ANY AND ALL MINERALS, WITHOUT LIMITATION, ALL OIL, GAS, HYDROCARBON AND SIMILAR RIGHTS, AND ALL WATER, WATER RIGHTS, GEOTHERMAL STEAM AND STEAM POWER, WITHIN OR UNDERLYING SUCH REAL PROPERTY, TOGETHER WITH THE PERPETUAL RIGHT OF DEVELOPMENT THEREOF; PROVIDED, HOWEVER, THAT THE RIGHTS HEREIN CONVEYED DO NOT INCLUDE THE RIGHT TO ENTER UPON THE SURFACE AND TOP 500 FEET OF THE SUBSURFACE OF SUCH REAL PROPERTY, AS PROVIDED IN DEED RECORDED JULY 3, 1979 IN BOOK 13215, PAGE 646, OFFICIAL RECORDS, AS INSTRUMENT NO. 3449.

ALSO EXCEPT AN UNDIVIDED HALF INTEREST IN AND TO ANY AND ALL MINERALS LOCATED WITHIN THE REAL PROPERTY HEREINAFTER DESCRIBED, INCLUDING, WITHOUT LIMITATION, ALL OIL, GAS, HYDROCARBON AND SIMILAR RIGHTS, AND ALL WATER, WATER RIGHTS, GEOTHERMAL STEAM AND STEAM POWER, WITHIN OR UNDERLYING SUCH REAL PROPERTY, TOGETHER WITH THE PERPETUAL RIGHT OF DEVELOPMENT THEREOF; PROVIDED, HOWEVER, THAT THE RIGHTS HEREIN CONVEYED DO NOT INCLUDE THE RIGHT TO ENTER UPON THE SURFACE AND TOP 500 FEET OF THE SUBSURFACE OF SAID REAL PROPERTY, AS PROVIDED IN DEED RECORDED JULY 3, 1979 IN BOOK 13215, PAGE 649, OFFICIAL RECORDS, AS INSTRUMENT NO. 3450.

                                   EXHIBIT B

RECORDING REQUESTED BY:

WHEN RECORDED RETURN TO:

-----------------------------------
-----------------------------------
-----------------------------------


--------------------------------------------------------------------------------
                                             Transfer tax not to be shown of
                                             public record.  See attached
                                             statement submitted herewith.

                                   GRANT DEED


     FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, PacTel Systems, a California corporation ("Grantor"), hereby grants to Pacific Gulf Properties, Inc. ("Grantee"), all that certain real property (the "Land") located in the County of Orange, State of California, and described on Exhibit A attached hereto and incorporated herein by this reference; subject, however, to:
(a) taxes and assessments, both general and special, not now due and payable;
(b) building and zoning ordinances, laws, regulations and restrictions by municipal or other governmental authority; (c) any and all leases, easements, rights-of-way, encumbrances, conditions, covenants, restrictions, reservations and exceptions of record; and (d) all other matters affecting title to the Land, whether or not of record including, but not limited to, road, highway, pipeline, railroad and utility easements which would be disclosed by a survey and inspection of the Property.


     SUBJECT to Grantor's right, but not obligation, to amend the CC&R (defined below) in order to accomplish any or all of the following ("Changes"): implement such changes to the CC&R reasonably approved by Grantee. Grantee agrees to cooperate with all of Grantor's efforts to make the Changes, including, if necessary, execution of any amendment or new or additional agreement to the CC&R; provided however, Grantee shall have the right to reasonably disapprove any Change which either (i) pertains to the Land, or (ii) increases Grantee's liabilities or obligations. "CC&R" means the Declaration of Covenants, Conditions and Restrictions for Pacific Commercentre between LADCO and Pacific Commercentre Partners, recorded on January 10, 1991, as Document No. 91-013945 in the Official Records of Orange County, California, as amended.

     FURTHER SUBJECT TO the following prohibition: Construction of a "self storage project" on some or all of the Land is prohibited without the consent of the owner of Lot 20 of Tract 13343 ("Benefitted Lot"). Such prohibition shall commence on September 5, 1995 and shall terminate on the later of termination of the CC&R or March 22, 2007. The term "self storage project" means a project having more than 10,000 gross square feet of individual storage rental units, partitioned for the exclusive use of one tenant, with separate secure access.

Dated: ____________________, 1997.     PacTel Systems, a California corporation


                                       By:__________________________________
                                          William M. Miller, Vice President

                                   EXHIBIT C

RECORDING REQUESTED BY:

WHEN RECORDED RETURN TO:





--------------------------------------------------------------------------------
                   (Space above this line for Recorder's use)


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement ("Agreement") is made, as of _______, 1997, by and between _________________________ ("Assignee"), and
PacTel Systems, a California corporation ("Assignor").

                                    RECITALS

     A. Assignor owns certain real property in Lake Forest, California described on Exhibit A hereto (the "Property"), being a portion of that development commonly known as Pacific Commercentre. In connection with the operation of the Property, Assignor is a party to the certain agreements ("Contracts") described below.

     B. Assignor and Assignee entered into that certain Lot Sale Agreement dated as of _________, 1997, ("Purchase Agreement"), pursuant to which Assignor has agreed to sell and Assignee has agreed to purchase the Property and Assignor has agreed to assign and Assignee has agreed to assume the Contracts.

                                    AGREEMENT

     For valuable consideration, receipt of which is acknowledged, Assignor and Assignee agree as follows:

     1. Assignor grants, sells, transfers and assigns to Assignee, as of the date hereof, all of Assignor's right, title and interest in and to the following contracts to the extent they relate to the development, use and operation of the
Property:

     a. Obligation to implement a transportation management program complying with Condition of Approval No. 5, Board of Supervisors Resolution No. 87-1065, County of Orange.

     b. Foothill Circulation Phasing Plan Fee Credit Agreement No. D89-294 between Pacific Commercentre Partners ("PCP") and the County of Orange, approved June 26, 1990.

     c. Fee Credit Agreement (Foothill Transportation Corridor) No. D89-305B between the Foothill/Eastern Transportation Corridor Agency, PCP and the County of Orange, approved July 17, 1990.

          Assignee assumes, as of the date of Closing, all of Assignor's obligations arising under, or in connection with, the Contracts to the extent they relate to the Property, subject to the terms thereof. Assignor and Assignee agree to execute any and all assignment and/or assumption agreements required by public agencies to evidence Assignor's assignment and Assignee's assumption of such obligations, and the release of Assignor from the duty to perform such obligations from and after the date hereof. Assignee and Assignor shall cooperate with one another in acknowledging such notices as may be required by law in connection with the acquisition of the Property.

     2. The Contracts are sold, conveyed and assigned "as is," "where is," "with all faults" and without any warranty or representation, express or implied, of any nature or sort, including, without limitation, any warranty of merchantability, fitness of use for a particular purpose, or otherwise, except as may specifically be provided otherwise in the Purchase Agreement.

     3. Should either party hereto institute any legal action or proceeding to enforce or interpret any provisions of this Agreement, the prevailing party shall be entitled to receive from the losing party such amount as the court may adjudge to be reasonable attorneys' fees for the services rendered to the prevailing party in such action or proceeding.

     4. This Agreement shall be binding on, and inure to the benefit of, the parties hereto, their successors in interest and assigns, subject, however, to the provisions of the Contracts regarding assignment.

     5. The interpretation and performance of this Agreement shall be governed by the laws of the State of California applied to agreements to be performed entirely within the State of California by residents of the State of California.

                                    ASSIGNEE:

                                    -----------------------------------

                                    -----------------------------------

                                    By:
                                       --------------------------------
                                    Name:
                                         ------------------------------
                                    Title:
                                          -----------------------------

                                    ASSIGNOR:

                                    PacTel Systems, a
                                    California corporation

                                    By:
                                       --------------------------------
                                       William M. Miller, Vice President

                                    EXHIBIT D

                    SPECIAL TAX DISCLOSURE AGREEMENT RE COMMUNITY
                    FACILITIES DISTRICT NO. 87-7 OF THE COUNTY OF
                    ORANGE (LOS ALISOS)

     THIS SPECIAL TAX DISCLOSURE AGREEMENT RE COMMUNITY FACILITIES DISTRICT NO. 87-7 OF THE COUNTY OF ORANGE (LOS ALISOS) (the "Agreement") is entered into and is effective as of the ___ day of ______________, 1997, by and between the COUNTY OF ORANGE, a political subdivision of the State of California (the "County"), for itself and on behalf of Community Facilities District No. 87-7 of the County of Orange (Los Alisos) (the "District"), and ____________________, a ___________ (the "Company").

                                    RECITALS

     A. The Board of Supervisors of the County of Orange (the "Board of Supervisors") has formed and established the District pursuant to the provisions of the Mello-Roos Community Facilities Act of 1982, Chapter 2.5 (commencing with
Section 53311) of Part 1 of Division 2 of Title 5 of the California Government Code (the "Act"). The parties hereto acknowledge that the District has been established as a legally constituted governmental entity pursuant to the Act. The land included within the District is described on the map attached to Resolution No. 88-750 adopted by the Board of Supervisors on May 24, 1988, and subsequently recorded with the County Recorder on May 27, 1988, in Book 41, Page 14 of the maps of assessment and community facilities districts.

     B. The Company owns a portion of the land within the District and acknowledges that the land is subject to the levy of a special tax (the "Special Tax") in accordance with the Rate and Method of Apportionment contained in Resolution No. 88-1007 adopted by the Board of Supervisors on June 29, 1988.

     C. The purpose of this Agreement is to set forth the provisions under which the Company will provide for disclosure of the Special Tax to prospective purchasers of its land.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

     1. Recitals. Each of the above recitals is incorporated herein and is true and correct.

     2. Disclosure of Special Tax.

             (a) In consideration of the County's and the District's willingness to permit the financing of certain public improvements through the levy of the Special Tax, and, in certain cases, through the issuance of bonds by the District pursuant to the provisions of the Act, the Company agrees to provide disclosure of the Special Tax in accordance with this Agreements, provided, however, that nothing herein shall entitle the Company to compel the County or the District to levy the Special Tax or issue bonds in any particular amount, which actions shall remain within the sole discretion of the County and the District. The Company covenants to deliver to each person or entity buying any land or improvements within the District from the Company the disclosure notice attached hereto as Attachment 1 and incorporated by reference herein (the "Special Tax Notice"). In all cases, the Special Tax Notice shall be provided prior to the opening of escrow for the purchase of any land or improvements and shall be signed by all buyers prior to any party becoming contractually obligated to purchase either land or improvements. The provision of the Special Tax Notice to buyers of new homes shall be in addition to the disclosure provided by any applicable Department of Real Estate reports. The Company shall provide copies of the Special Tax Notices, signed by each buyer of any land or improvements, to the County promptly upon execution by the buyer. The Company shall include the Special Tax Notice in all of its applications for Final Subdivision Reports required by the California Department of Real Estate.

             (b) The Company covenants that, with respect to sales of real property within the District by the Company to persons or entities who intend to construct residential units or commercial or industrial facilities for sale, the Company shall require as a condition precedent to its obligation to close an escrow for the sale of real property that the buyer execute an agreement with the County regarding disclosure of the Special Tax and that such agreement shall be in the form of this Agreement.

3. Indemnification and Hold Harmless The Company hereby assumes the defense of, and indemnifies and saves harmless the County, the District and each of their respective officers, directors, employees and agents, from and against all actions, damages, claims, losses or expenses of every type and description to which they may be subjected or put, by reason of, or resulting form, the failure by the Company to comply with this Agreement, provided that nothing in this
Section 3 shall be understood or construed to mean that the Company agrees to indemnify the County or the District, or any of their respective officers, directors, employees or agents, for any negligent or wrongful acts or omissions to act of the County or the District, or any of their respective officers, directors, employees or agents.

     4. Governing Law. This Agreement and any dispute arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California.

     5. Waiver. Failure by a party to insist upon the strict performance of any of the provisions of this Agreement by the other party, or the failure by a party to exercise its rights upon the default of the other party, shall not constitute a waiver of such party's right to insist and demand strict compliance by the other party with the terms of this Agreement thereafter.

     6. Singular and Plural; Gender. As used herein, the singular of any word includes the plural, and terms in the masculine gender shall include the feminine.

     7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. The delivery of an executed copy of this Agreement by the Company to an escrow company shall be deemed to be an offer by the Company to enter into this Agreement and shall be irrevocable by the Company for a period of forty (40) days. This Agreement shall become binding upon the County and the District upon execution by the County Administrative Officer or his designee.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

Date: __________________, 19___

                                     COUNTY OF ORANGE

                                     By:
                                        -------------------------------
                                        County Administrative Officer

                                     COMMUNITY FACILITIES DISTRICT
                                     NO. 87-7 OF THE COUNTY OF
                                     ORANGE (LOS ALISOS)

                                     By:
                                        -------------------------------
                                         County Administrative Officer
APPROVED AS TO FORM:

ADRIAN KUYPER,
County Counsel

By:___________________________

Dated:__________________, 19__


                                     -------------------------------
                                     -------------------------------
                                     By:
                                        ----------------------------

                                  Attachment 1

                              NOTICE OF SPECIAL TAX

                     COMMUNITY FACILITIES DISTRICT NO. 87-7
                          COUNTY OF ORANGE, CALIFORNIA

TO: THE PROSPECTIVE PURCHASER OF THE REAL PROPERTY KNOWN AS:

Lot _____ of Tract Map No. _____

     THIS IS A NOTIFICATION TO YOU PRIOR TO YOUR ENTERING INTO A CONTRACT TO PURCHASE THIS PROPERTY. THE SELLER IS REQUIRED TO GIVE YOU THIS NOTICE AND TO OBTAIN A COPY SIGNED BY YOU TO INDICATE THAT YOU HAVE RECEIVED AND READ A COPY OF THIS NOTICE.

     (1) This property is subject to a special tax, which is in addition to the regular property taxes and any other charges, fees, special taxes and benefit assessments on the parcel. It is imposed on this property because it is a new development, and may not be imposed generally upon property outside of this new development. If you fail to pay this tax when due each year, the property may be foreclosed upon and sold. The tax is used to provide public facilities or services that are likely to particularly benefit the property. YOU SHOULD TAKE THIS TAX AND THE BENEFITS FROM THE FACILITIES AND SERVICES FOR WHICH IT PAYS INTO ACCOUNT IN DECIDING WHETHER TO BUY THIS PROPERTY.

     (2) Since this parcel is currently Undeveloped Property, the maximum special tax which may be levied against this parcel to pay for public facilities and services is $10,432.69 per acre during the 1994-1995 tax year. If this parcel was Developed Property (i.e., if a building permit had been issued by March 1, 1994), then the maximum special tax which could have been levied against this parcel to pay for public facilities and services during the 1994-1995 tax year would have been the greater of (a) $0.27 per square foot of land or (b) $0.70 per square foot of improvements. This amount will be increased by 3.5 percent per year after that. The special tax will be levied each year until all of the authorized facilities are built and all special tax bonds are repaid and may be levied forever thereafter to pay for ongoing service costs.

     (3) The authorized facilities and fees which are being paid for by the special taxes, and by the money received from the sale of bonds which are being repaid by the special taxes, are:

     Water and sewer acreage fees and the construction, purchase, modification, expansion, improvement or rehabilitation of a local and regional park, fire stations, sheriff substation, library, storm drains and the roadway improvements to be constructed as part of the

Foothill Circulation Phasing Program, which roadway improvements include all related work for grading, paving, drainage, sewer and water facilities and utilities, together with improvements to intersections and other appurtenant work.

     The facilities may not yet have all been constructed or acquired and it is possible that some may never be constructed or acquired.

     In addition, the special taxes may be used to pay for costs of the following services:

     Police protection, fire protection, ambulance, paramedic, flood and storm protection, recreation program, library, park and open space services, including, but not limited to, the operation and maintenance of storm drains, parks and parkways.

     YOU MAY OBTAIN A COPY OF THE RESOLUTION OF FORMATION WHICH AUTHORIZED CREATION OF THE COMMUNITY FACILITIES DISTRICT AND WHICH SPECIFIES MORE PRECISELY HOW THE SPECIAL TAX IS APPORTIONED AND HOW THE PROCEEDS OF THE TAX WILL BE USED, FROM THE COUNTY OF ORANGE - COUNTY ADMINISTRATIVE OFFICE BY CALLING (714) 834-3055. THERE MAY BE A CHARGE FOR THIS DOCUMENT NOT TO EXCEED THE REASONABLE COST OF PROVIDING THE DOCUMENT.

     I (WE) ACKNOWLEDGE THAT I (WE) HAVE READ THIS NOTICE AND RECEIVED A COPY
OF THIS NOTICE PRIOR TO ENTERING INTO A CONTRACT TO PURCHASE OR DEPOSIT RECEIPT WITH RESPECT TO THE ABOVE-REFERENCED PROPERTY. I (WE) UNDERSTAND THAT I (WE) MAY TERMINATE THE CONTRACT TO PURCHASE OR DEPOSIT RECEIPT WITHIN THREE DAYS AFTER RECEIVING THIS NOTICE IN PERSON OR WITHIN FIVE DAYS AFTER IT WAS DEPOSITED IN THE MAIL BY GIVING WRITTEN NOTICE OF THAT TERMINATION TO THE OWNER, SUBDIVIDER OR AGENT SELLING THE PROPERTY.

DATE: [EFFECTIVE DATE]                       -------------------------------
                                             -------------------------------


                                             By:____________________________
                                             Name:__________________________
                                             Title:_________________________

                                    EXHIBIT E

                           GENERAL ESCROW INSTRUCTIONS

The following instructions to Escrow Holder are applicable:

     1. Escrow Holder shall prorate all items as of the Closing Date, assuming a 30 day month, using the information contained in the last available tax statement without regard to any reassessments or subsequent changes, and association statements delivered into escrow for proration purposes.

     2. If any check submitted to escrow is dishonored when presented for payment, Escrow Holder shall notify Buyer and Seller of such non payment.

     3. All funds delivered to Escrow shall be deposited with other escrow funds in a general escrow account or accounts of Escrow Holder with any state or national bank. Escrow Holder shall have no obligation to account for the value of any escrow-related accounting services and incidental benefits that may be provided to Escrow Holder by any depository bank. All disbursements shall be made by Escrow Holder check, unless otherwise instructed. Escrow Holder shall not be responsible for any delay in closing if funds received by Escrow Holder are not available for immediate withdrawal.

     4. The phrase "close of escrow" (or COE) as used in this Exhibit means the date on which documents are recorded, unless otherwise specified.

     5. Recordation of any instruments delivered through escrow, if necessary or proper for the issuance of the policy of title insurance called for, is authorized.

     6. No examination or insurance as to the amount or payment of personal property taxes is required.

     7. If a demand to cancel escrow is submitted after the Closing Date, the party so requesting Escrow Holder to cancel escrow shall file notice of demand to cancel in Escrow Holder's office in writing. Escrow Holder shall within three
(3) Business Days thereafter mail by certified mail one copy of such notice to each of the other parties.

     8. In the event Escrow Holder receive or become aware of any conflicting demands or claims with respect to the escrow or the rights of any of the parties hereto, or any money or property deposited herein, Escrow Holder shall have the absolute right at its option to discontinue any or all further acts until such conflict is resolved.

     9. Escrow Holder is released from and shall have no liability, obligation or responsibility with respect to: withholding of funds pursuant to Section 1445 of the Internal Revenue Code of 1954 as amended, and to Sections 18805 and 26131 of the California Revenue and Taxation

Code; advising the parties as to the requirements of Section 1445; determining whether the transferor is a foreign person or a non-resident under such Sections; or obtaining a non foreign affidavit or other exemption from withholding under said Sections nor otherwise making any inquiry concerning compliance with such Sections by any party to the transaction.

     10. Escrow Holder is authorized to destroy or otherwise dispose of any and all documents, papers, instructions, correspondence and other material pertaining to this escrow at the expiration of six years (6) from the close of escrow or cancellation thereof, without liability and without further notice.

     11. Buyer and Seller acknowledge that Escrow Holder does not provide legal advice nor has it made any investigation, representations or assurances whatsoever regarding the legal aspects or compliance of this transaction with any tax, securities or other state or federal laws. It is recommended that the parties obtain independent legal counsel as to such matters.

                                    Exhibit F
RECORDING REQUESTED BY:

WHEN RECORDED RETURN TO:
Pacific Commercentre Owners Association
c/o Makena Properties
23792 Rockfield Blvd., Suite 101
Lake Forest CA 92630
Attention:   Brad Kelly

--------------------------------------------------------------------------------
                 (Space above provided for Recorder's use only)

                           SUPPLEMENT TO EXHIBIT C-1
                          OF DECLARATION OF COVENANTS,
                          CONDITIONS AND RESTRICTIONS

     This Supplement to Exhibit C-1 of Declaration of Covenants, Conditions and Restrictions is made as of _______________, 1997, by PacTel Systems, a California corporation ("Declarant"), as follows:

     1. Declarant is the sole owner of certain real property described on attached Exhibit A ("Reallocated Lots"), a portion of the property covered by that certain Declaration of Covenants, Conditions and Restrictions for Pacific Commercentre recorded January 10, 1991, in the Official Records of Orange County, California, as Document No. 91-013945 (as amended, "CC&R").

     2. Pursuant to Article VI, Section 1, of the CC&R, the net usable building area of Parcels (as defined in the CC&R) may be reallocated, from time to time, among such Parcels, which reallocation will be effective upon the recordation of a supplement to Exhibit C-1 to the CC&R setting forth the revised net usable building areas for the Parcels, signed by the owners of all Parcels affected.

     3. Declarant hereby reallocates the net usable building area of the Reallocated Lots as follows:

         Lot Identification            Net Usable Bldg. Area
         ------------------            ---------------------
         Tract 14316, Lot 1                   162,043
         Tract 14316, Lot 6                   57,673
         Tract _____, Lot


                                        PacTel Systems, a California corporation

                                        By:
                                           ---------------------------------
                                           William M. Miller, Vice President

                     FIRST AMENDMENT TO LOT SALE AGREEMENT
                     -------------------------------------
                                 [Lots 6 and 7]

        This First Amendment to Lot Sale Agreement ("Amendment"), dated as of April 21, 1997, is made between PacTel Systems, a California corporation ("Seller"), and Pacific Gulf Properties, Inc., a California corporation ("Buyer"), with respect to the Lot Sale Agreement by and between Buyer and Seller dated as of February 17, 1997 ("Agreement"). All capitalized terms not otherwise defined herein shall have the meaning ascribed in the Agreement. For good and valuable consideration, the parties agree to amend the Agreement as follows:

        1. The Purchase Price is increased from Three Million Four Hundred Ninety Eight Thousand Three Hundred Four Dollars ($3,498,304) by $18,067 to Three Million Five Hundred Sixteen Thousand Three Hundred Seventy One Dollars ($3,516,371).

        2. The Closing Date is changed to May 29, 1997.

        3. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

        "Buyer"         Pacific Gulf Properties, Inc., a California corporation

                        By: /s/ LONNIE NADAL
                            ---------------------------------------------------
                            Lonnie Nadal, Senior Vice President

                        By: /s/ DONALD G. HERRMAN
                            ---------------------------------------------------
                            Donald G. Herrman, Executive Vice President

        "Seller"        PacTel Systems, a California corporation

                        By: /s/ WILLIAM M. MILLER
                            ---------------------------------------------------
                            William M. Miller, Vice President